UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The Board of Directors (the “Board”) of Alkermes plc (“Alkermes” or the “Company”) strongly disagrees with the ISS recommendation to vote for Sarah Schlesinger, M.D. instead of current Alkermes director Richard Gaynor, M.D.

ISS is wrong when it states that Dr. Gaynor’s removal “would not result in a net loss of medical experience or expertise in biopharma research and development…” It is overly simplistic and misguided to view the election of Dr. Schlesinger in lieu of Dr. Richard Gaynor as a mere replacement of one doctor for another as ISS appears to do.

Dr. Gaynor is a seasoned R&D public company executive with global industry and biopharmaceutical experience across multiple therapeutic disciplines, whose insights and expertise are invaluable to the Alkermes Board and directly relevant to the Company’s long-term strategic focus. Dr. Schlesinger, on the other hand, has no public company executive leadership experience, no global business experience and presented no new ideas or constructive feedback to Alkermes as part of the Board’s interview process. Her background as an immunologist and pathologist is not relevant to the Company’s strategic, commercial or R&D focus.

Electing Dr. Schlesinger to the Board instead of Dr. Gaynor would not be in the best interests of all shareholders, as it would eliminate from the Board key drug development and operational expertise important for the successful execution of the Company’s strategy.

	Dr. Richard Gaynor	Dr. Sarah Schlesinger
Public Company Executive Leadership
•
Current President & Chief of Research and Development at BioNTech US
•
Former senior clinical development and medical affairs leadership positions at Eli Lilly and Company, including service on portfolio review committees
• No public company executive leadership or operational experience
Broad Pharmaceutical Development Experience
•
Broad-based technical expertise and global business experience in research and development (“R&D”), drug development, capital allocation, clinical development and business development across multiple therapeutic areas, including neuroscience and oncology
• No experience overseeing pharmaceutical drug development – primary experience in areas not relevant to the Company’s strategy
Medical and Academic Credentials
•
Faculty at UCLA School of Medicine
•
Professor and Chief of Hematology-Oncology and Director of the Simmons Cancer Center at University of Texas Southwestern Medical School
•
Former editorial board member of several scientific journals
•
Published more than 140 scientific articles
•
Board certified in Internal Medicine, Hematology, and Medical Oncology

Academic credentials focused in pathology and immunology:

•
Associate Professor at Rockefeller University
•
Scientist at Vaccine Research and Design International AIDS Vaccine Initiative
•
Research Physician at Walter Reed Army Institute of Research

Board & Advisory Experience	• Infinity Pharmaceuticals • Zai Lab Limited • Damon Runyon Cancer Research Foundation • Leap Therapeutics • Stand Up To Cancer	All board experience has overlapped with Sarissa, which strongly suggests a lack of independence: • Innoviva • Armata Pharmaceuticals • The Medicines Company • Ariad Pharmaceuticals

The Board recommends that shareholders vote “FOR” Dr. Gaynor and the rest of the Board’s director nominees and “AGAINST” Dr. Schlesinger and the other Sarissa nominees.

Important Additional Information and Where to Find It

The Company has filed its definitive proxy statement, accompanying WHITE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Company’s 2023 Annual General Meeting of Shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND THE ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the Company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.